Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-172771 and 333-195264 on Form S-8 and Registration Statement Nos. 333-180097, 333- 187893 and 333-197285 on Form S-3 of our report dated March 27, 2015, relating to the consolidated financial statements of Gevo, Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs referring to Gevo Inc.’s going concern uncertainty and development activities), appearing in this Annual Report on Form 10-K of Gevo, Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
March 27, 2015